March 12, 2009	CONTACTS:	Investor Relations – Mark G. Stockard
Phone: (713) 381-4707
Toll Free: (800) 659-0059
Media Relations – Rick Rainey
Phone: (713) 381-3635

TEPPCO GENERAL PARTNER PRESIDENT AND CEO TAKES TEMPORARY LEAVE OF ABSENCE; CHAIRMAN OF THE BOARD EXPANDS RESPONSIBILITIES

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today announced that Jerry E. Thompson, president, chief executive officer and director of its general partner, Texas Eastern Products Pipeline Company, LLC, has taken a leave of absence for medical reasons but will be available on a limited basis and is expected to return to his duties.  The board of directors of the general partner has taken action to extend interim executive authority to Chairman Murray H. Hutchison.  In this capacity, Mr. Hutchison will take a more active role in the daily operation of the partnership and provide additional expertise in support of the TEPPCO management team.

Mr. Hutchison is a private investor managing his own portfolio and also consults with corporate managements on strategic issues.  He retired in 1997 as chairman and chief executive officer of the IT Group (International Technology Corporation) after serving in that position for over 27 years.  Mr. Hutchison serves as chairman of the board of Huntington Hotel Corporation, as lead director of Jack in the Box Inc., and as a director on the boards of Cadiz Inc., The Olson Company, Cardium Therapeutics, Inc. and The Hobbs Sea World Research Institute.

Mr. Hutchison was elected as a director of TEPPCO’s general partner in March 2005 and has served as non-executive Chairman since March 2006.  In conjunction with the expansion of Mr. Hutchison’s responsibilities, he has withdrawn from the board’s Audit, Conflicts and Governance Committee, on which he had served since March 2006.

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States.  TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products.  The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States.  TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil.  TEPPCO also owns a marine business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico.  For more information, visit TEPPCO’s website (www.teppco.com).  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings (NYSE: EPE).

This news release includes forward-looking statements, such as expectations regarding our chief executive officer and other future events. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

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